Marblegate Capital Corporation Closes on $137 Million in Financings to Support Fleet Operations Growth, Strategic Initiatives

New financings include $120 million credit facility with DZ Bank, New York Branch, and $17.2 million term loan with Auxilior Capital Partners, Inc.

Overall financing will help continue to power MCC's "driver-first" approach, modernizing and expanding Signal Taxi's fleet, improving the driver experience, exploring new growth opportunities, and other corporate purposes

NEW YORK, Jan. 5, 2026 /PRNewswire/ -- Marblegate Capital Corporation (MCC), the largest full-service fleet operator and specialty finance lender in the New York City (NYC) taxi market, today announced it has closed on two financing transactions totaling approximately $137 million to support the expansion and enhancement of the operation of its full-service fleet operator, Signal Taxi. The total financing will enable Signal Taxi to continue to invest and enhance the driver experience, expand its holdings of medallions and wheelchair accessible vehicles (WAVs), explore potential growth initiatives, and other general corporate purposes.

On December 30, 2025, MCC closed on a $120 million revolving loan facility with DZ Bank, New York Branch, as administrative agent. On December 31, 2025, MCC closed on an approximately $17.2 million term loan financing with Auxilior Capital Partners, which will fund additional strategic growth opportunities.

In 2025, Signal Taxi and its partners added more cars than any other taxi fleet operator, accounting for more than one-third of all new WAV vehicles and MCC recently announced that it plans to open two additional Taxi Clubhouses in New York City in the coming months – a move that will expand on the program that Marblegate initially debuted in 2023, when it opened the city's first-of-its-kind Taxi Clubhouse on West 22nd Street in Chelsea.

MCC believes it is the largest publicly traded company of its kind in the NYC taxi market. Leveraging Marblegate Asset Management's years of deep industry experience and expertise, and strong portfolio operations capabilities, MCC aims to transform and institutionalize the taxi industry. Marblegate played a pivotal role in the successful launch and implementation of the NYC MRP+ medallion debt relief program, designed to provide financial relief to drivers who were previously subject to predatory lending practices, catalyzing positive change in the industry and underpinning its ongoing recovery.

About Marblegate Capital Corporation
Marblegate Capital Corporation (OTCQX: MGTE), is a vertically integrated, full-service fleet operator and specialty finance lender in the NYC taxi market. Marblegate Capital Corporation specializes in NYC taxi medallions as a lender, owner, and fleet operator. With a loan portfolio collateralized by nearly 1,700 medallions and over 2,000 medallions owned, we believe we are the largest lender and owner of NYC taxi medallions as well as one of the largest NYC medallion Fleet operators1. What differentiates us is our end-to-end understanding of the taxi business and position as the most impactful player in the industry driving positive change. Marblegate Asset Management serves as Marblegate Capital Corporation's external manager.

1 As of September 30, 2025.

CONTACT: mcc@heller.inc

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Marblegate Capital Corporation

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